     As filed with the Securities and Exchange Commission on March 19, 2001
                                                    Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          HARRAH'S ENTERTAINMENT, INC.
             (Exact name of Registrant as specified in its charter)


DELAWARE                                                              62-1411755
(State or other jurisdiction                                    (I.R.S. Employer
incorporation or organization)                               Identification No.)
                               ONE HARRAH'S COURT
                             LAS VEGAS, NEVADA 89119
               (Address of Principal Executive Offices) (Zip Code)


        HARRAH'S ENTERTAINMENT, INC. EXECUTIVE SUPPLEMENTAL SAVINGS PLAN
                            (Full title of the Plan)

                                  Brad L. Kerby
                               Corporate Secretary
                          Harrah's Entertainment, Inc.
                               One Harrah's Court
                             Las Vegas, Nevada 89119
                     (Name and Address of Agent for Service)
                                 (702) 407-6000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

================================= ================== ======================= ====================== =================
Title of securities to be         Amount to be       Proposed maximum        Proposed maximum       Amount of
registered                        registered         offering price per      aggregate offering     registration fee
                                                     unit                    price(1)
--------------------------------- ------------------ ----------------------- ---------------------- -----------------
Harrah's Entertainment, Inc.            100%                  N/A                 $6,000,000             $1,500
Executive Supplemental Savings
Plan Obligations(2)
================================= ================== ======================= ====================== =================

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933.

(2) The Harrah's Entertainment, Inc. Executive Supplemental Savings Plan Obligations are unsecured obligations of Harrah's Entertainment, Inc. to pay deferred compensation in the future in accordance with the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan for a select group of eligible employees.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         Harrah's Entertainment, Inc. hereby incorporates the following documents herein by reference:

     (a) Harrah's Annual Report on Form 10-K for the year ended December 31, 1999, including portions of Harrah's definitive Proxy Statement dated March 23, 2000;

     (b) Harrah's Current Reports on Form 8-K dated April 4, 2000, April 17, 2000, June 13, 2000, June 22, 2000, November 14 2000, November 20, 2000,
December 7, 2000, January 2, 2001, January 4, 2001, January 16, 2001, January 19, 2001, January 29, 2001, and February 7, 2001;

     (c) Harrah's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000;

     (d) The description of Harrah's Common Stock contained in the Registration Statement of The Promus Companies Incorporated (the predecessor of Harrah's Entertainment, Inc.) on Form 10, dated December 13,1989, filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description; and

     (e) All other reports filed by Harrah's pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act, on or after December 31, 1999.

     In addition, all documents subsequently filed by Harrah's pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which removes from registration all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The securities being registered represent obligations (the "Obligations") of Harrah's Entertainment, Inc. to make future payments to the participants in the Harrah's Entertainment, Inc. Executive Supplemental Savings Plan (the "Plan"). The Obligations consist of Harrah's commitment under the Plan to deliver at a future date any of the following:

- compensation the receipt of which the participants have elected to defer under the terms of the Plan,

- matching contributions, to the extent vested, to participants' Plan accounts made by Harrah's or its affiliates, and

- earnings on the foregoing amounts based on a notional investment measurement.

     The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. The Obligations will be indexed to one or more notional investment media individually chosen by the participant from a list specified pursuant to the Plan. The investment media selected by a participant will be used to measure the return on his/her Plan accounts. The investment media will be used only for the purpose of calculating hypothetical returns, and the amounts in participants' Plan accounts will not actually be invested in the selected investment media.

     The Obligations are generally payable in a cash lump-sum distribution upon a participant's death, withdrawal from the Plan, or termination of employment with Harrah's or any of its affiliates. Under limited circumstances, at the participant's election, payment of the Obligations will be made in cash installments. There is no trading market for the Obligations.

     The Obligations are unsecured general obligations of Harrah's to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of Harrah's from time to time outstanding and are, therefore, subject to the risks of Harrah's insolvency. Harrah's will establish a trust to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by the trust, except as general creditors of Harrah's. Assets of the trust will at all times be subject to the claims of the general creditors of Harrah's and the general creditors of its affiliates adopting the Plan.

     A participant's rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant and may only pass upon the participant's death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Obligations are not convertible into any other security of Harrah's. Harrah's reserves the right to amend, merge, consolidate or terminate the Plan; provided, however, that any such action shall not reduce any participant's vested interest in the Plan.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of Delaware empowers a Delaware corporation to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that a Delaware corporation may purchase insurance on behalf of any such director, officer, employee or agent.

     Article Tenth of our Certificate of Incorporation provides for indemnification of our officers and directors to the full extent permitted by the Delaware General Corporation Law.

     We have entered into Indemnification Agreements with our directors, executive officers and certain other officers. Generally, the Indemnification Agreements provide that we will indemnify such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect to such expenses, judgments, fines, penalties or amounts paid in settlement) of any Claim by reason of (or arising in part out of) an Indemnifiable Event. "Claim" is defined as any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether conducted by us or any other party, that the indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other. "Indemnifiable Event" is defined as any event or occurrence related to the fact that indemnitee is or was our director, officer, employee, trustee, agent or fiduciary, or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the indemnitee in any such capacity. Notwithstanding the foregoing, (i) our obligation to indemnify the indemnitee shall be subject to the condition that the reviewing party shall not have determined (in a written opinion, in any case in which special, independent counsel is involved) that the indemnitee would not be permitted to be indemnified under applicable law and (ii) our obligation to make an expense advance shall be subject to the condition that, if, when and to the extent that the reviewing party determines that the indemnitee would not be permitted to be so indemnified under applicable law, we will be entitled to be reimbursed by the indemnitee (who has agreed to reimburse us for any amounts theretofore paid; provided, that if the indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the indemnitee should be indemnified under applicable law, any determination made by the reviewing party that the indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the indemnitee shall not be required to reimburse us for any expense advance until a final judicial determination is made with respect thereto as to which all rights of appeal therefrom have been exhausted or lapsed).

     We carry insurance policies which cover our individual directors and officers for legal liability and which would pay on our behalf for expenses of indemnifying directors and officers in accordance with our Certificate of Incorporation.

     Under the merger agreements pursuant to which we acquired Showboat, Inc. and Rio Hotel & Casino, Inc., we agreed to indemnify each person that served as a director and officer of Showboat and Rio prior to the merger against all liabilities arising out of the fact that such person was an officer or director of such entities to the full extent that would have been permitted under Nevada law and the articles of incorporation or bylaws of such entities. We also agreed to maintain in effect for six years directors' and officers' liability insurance policies for each of the directors and officers of Showboat and Rio with coverage at least as favorable (subject to certain limitations) as the coverage provided to such persons prior to the merger of Showboat or Rio, as the case may be.

     Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of our Certificate of Incorporation eliminates the liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         A list of exhibits is set forth on the Exhibit Index.

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned Company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plan pursuant to Section 15(d) of the Securities Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada on the 21st day of February, 2001.


                                       HARRAH'S ENTERTAINMENT, INC.


                                       By: /s/ Phillip G. Satre
                                           -----------------------------------
                                               Phillip G. Satre, Chairman,
                                               Chief Executive Officer,
                                               and Office of the President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Philip G. Satre, Colin V. Reed, and Brad
L. Kerby and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

        SIGNATURE              TITLE                                  DATE
        ---------              -----                                  ----
 /s/ James B. Farley
-----------------------        Director                        February 21, 2001
  (James B. Farley)


/s/ Joe M. Henson
-----------------------        Director                        February 21, 2001
 (Joe M. Henson)


/s/ Ralph Horn
-----------------------        Director                        February 21, 2001
    (Ralph Horn)


/s/ J. K. Houssels III
-----------------------        Director                        February 21, 2001
    (J. K. Houssels III)


/s/ Gary W. Loveman
-----------------------        Director Chief Operating        February 21, 2001
    (Gary W. Loveman)          Officer, and Office of the
                               President

        SIGNATURE              TITLE                                  DATE
        ---------              -----                                  ----
/s/ R. Brad Martin
-----------------------        Director                        February 21, 2001
    (R. Brad Martin)


/s/ Robert G. Miller
-----------------------        Director                        February 21, 2001
    (Robert G. Miller)


/s/ Colin V. Reed
-----------------------        Director Chief Financial        February 21, 2001
    (Colin V. Reed)            Officer, and Office of the
                               President


/s/ Walter J. Salmon
-----------------------        Director                        February 21, 2001
    (Walter J. Salmon)


/s/ Philip G. Satre
-----------------------        Director Chairman               February 21, 2001
    (Philip G. Satre)          Chief Executive Officer,
                               and Office of the President


/s/ Boake A. Sells
-----------------------        Director                        February 21, 2001
    (Boake A. Sells)


/s/ Eddie N. Williams
-----------------------        Director                        February 21, 2001
    (Eddie N. Williams)


/s/ Judy T. Wormser
-----------------------        Controller and                  February 21, 2001
    (Judy T. Wormser)          Principal Accounting
                               Officer

EXHIBIT INDEX

   EXHIBIT
    NUMBER                       DESCRIPTION
   -------                       -----------
      4.1  Harrah's Entertainment, Inc. Executive Supplemental Savings Plan.

      4.2  Harrah's Entertainment, Inc. Executive Deferred Compensation Trust
           Agreement, dated as of March 13, 2001, between Harrah's
           Entertainment, Inc. and Wells Fargo Bank Minnesota, N.A., as trustee.

      5.1  Opinion of Snell & Wilmer, L.L.P.

     23.1  Consent of Arthur Andersen LLP

     23.3  Consent of Snell & Wilmer (contained in Exhibit 5.1 hereof)

     24.1  Powers of Attorney (included on the signature page hereof)